EXHIBIT 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

STANADYNE HOLDINGS, INC.

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
					(Unaudited)

(Loss) Income before taxes, extraordinary item and cumulative effect of change in accounting	$(9,948)	$(27,216)	$5,264	$8,586	$(3,805)
Fixed charges deducted from earnings	31,077	29,956	29,228	28,890	29,743

Earnings available for payment of fixed charges	$21,129	$2,740	$34,492	$37,476	$25,938

Fixed charges:
Interest expense	$29,161	$20,935	$16,735	$17,151	$18,308
Amortization of deferred financing fees	1,695	8,791	12,217	10,994	10,745
Portion of rent deemed to be interest (Rent Expense 1/3)	221	230	276	745	690

Total fixed charges	$31,077	$29,956	$29,228	$28,890	$29,743

Ratio of earnings to fixed charges (1)	—	—	1.2	1.3	—

STANADYNE CORPORATION

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
					(Unaudited)

Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting	$2,371	$(15,404)	$15,781	$17,927	$4,570
Fixed charges deducted from earnings	18,816	18,204	18,773	19,594	21,471

Earnings available for payment of fixed charges	$21,187	$2,800	$34,554	$37,521	$26,041

Fixed charges:
Interest expense	$17,161	$16,401	$16,740	$17,164	$18,321
Amortization of deferred financing fees	1,434	1,572	1,757	1,685	2,460
Portion of rent deemed to be interest (Rent Expense 1/3)	221	230	276	745	690

Total fixed charges	$18,816	$18,203	$18,773	$19,594	$21,471

Ratio of earnings to fixed charges (1)	1.1	—	1.8	1.9	1.2

(1)	The ratio of earnings to fixed charges is not presented for years that the ratio is less than 1.0. The deficiency of earnings at Stanadyne Holdings, Inc. was $9,948, $27,216 and $3,805 during the year ended December 31, 2010, 2009 and 2006, respectively. The deficiency of earnings at Stanadyne Corporation was $15,404 during the year ended December 31, 2009.